ISSN 1718-8369	Exhibit 99.18

Volume 10, number 7	February 19, 2016
AT NOVEMBER 30, 2015

Highlights for November 2015

—	In November, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $378 million. The balance takes into account the deposit of $118 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $441 million, standing at $4.6 billion;

	—	federal transfers showed an increase of $64 million, reaching $1.5 billion;

	—	program spending increased by $166 million, amounting to $5.3 billion;

	—	debt service showed a decrease of $25 million, standing at $636 million.

—	On the basis of the cumulative results at November 30, 2015, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.8 billion, taking into account the deposit of $862 million in the Generations Fund.

—	According to The Québec Economic Plan - November 2015 Update, a balanced budget is expected to be achieved for fiscal 2015-2016.

Summary of consolidated budgetary transactions
(millions of dollars)				(Unaudited data)
						The Québec Economic Plan
	November		April to November			— November 2015 Update
	2014	2015	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 110	4 551	34 787	36 337	4.5	57 061	4.3
Federal transfers	1 394	1 458	11 125	11 536	3.7	17 191	2.1
Total	5 504	6 009	45 912	47 873	4.3	74 252	3.8
Expenditure
Program spending	–5 125	–5 291	–41 865	–42 054	0.5	–66 460	1.7
Debt service	–661	–636	–5 460	–5 303	–2.9	–8 156	0.1
Total	–5 786	–5 927	–47 325	–47 357	0.1	–74 616	1.5
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	145	299	939	1 265	—	396	—
Health and social services and education networks	–21	–3	–122	–13	—	–32	—
Generations Fund	86	118	751	862	—	1 496	—
Total	210	414	1 568	2 114	—	1 860	—
SURPLUS (DEFICIT)	–72	496	155	2 630	—	1 496	—
BALANCED BUDGET ACT							—
Deposits of dedicated revenues in the Generations Fund	–86	–118	–751	–862	—	–1 496	—
BUDGETARY BALANCE(2)	–158	378	–596	1 768	—	—	—
Note:

The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.15 of The Québec Economic Plan – November 2015 Update.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at November 30, 2015

■	Budgetary balance

For the period from April to November 2015, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $1 768 million.

According to the November 2015 update of the Québec Economic Plan, a balanced budget is expected to be achieved for fiscal 2015-2016.

■	General fund revenue

At November 30, 2015, revenue totalled $47.9 billion, an increase of $2.0 billion, or 4.3%, compared to November 30, 2014.

—	Own-source revenue stood at $36.3 billion, up $1.6 billion from the same time last year.

—	Federal transfers amounted to $11.5 billion, up $411 million compared to November 30, 2014.

■	General fund expenditure

Expenditure as of the beginning of the fiscal year totalled $47.4 billion, an increase of $32 million, or 0.1%, over last year.

—	For the period from April to November 2015, program spending rose by $189 million, or 0.5%, reaching $42.1 billion.

	—	Spending rose primarily in the priority missions of Health and Social Services (2.6%) and Education and Culture (0.7%).

—	Debt service amounted to $5.3 billion, a decrease of $157 million compared to last year.

■	Consolidated entities

At November 30, 2015, the results of consolidated entities showed a surplus of $2.1 billion. These results included:

—	a surplus of $1.3 billion for non-budget-funded bodies and special funds;

—	a $13-million deficit for the health and social services and education networks;

—	dedicated revenues of $862 million for the Generations Fund.

■	Net financial surplus (requirements)

At November 30, 2015, the consolidated net financial surplus stood at $1 045 million, an improvement of $6.0 billion over last year. Net financial surpluses reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)
		November			April to November
	2014	2015	Change	2014-2015	2015-2016	Change
GENERAL FUND
Revenue
Own-source revenue	4 110	4 551	441	34 787	36 337	1 550
Federal transfers	1 394	1 458	64	11 125	11 536	411
Total	5 504	6 009	505	45 912	47 873	1 961
Expenditure
Program spending	–5 125	–5 291	–166	–41 865	–42 054	–189
Debt service	–661	–636	25	–5 460	–5 303	157
Total	–5 786	–5 927	–141	–47 325	–47 357	–32
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	145	299	154	939	1 265	326
Health and social services and education networks	–21	–3	18	–122	–13	109
Generations Fund	86	118	32	751	862	111
Total	210	414	204	1 568	2 114	546
SURPLUS (DEFICIT)	–72	496	568	155	2 630	2 475
Consolidated non-budgetary surplus (requirements)	–375	1 814	2 189	–5 068	–1 585	3 483
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–447	2 310	2 757	–4 913	1 045	5 958

(1) Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)	(Unaudited data)
		November		April to November
Revenue by source	2014	2015	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 400	1 659	18.5	12 677	13 189	4.0
Contributions to Health Services Fund	508	593	16.7	4 531	4 588	1.3
Corporate taxes	166	275	65.7	1 884	2 450	30.0
Consumption taxes	1 425	1 516	6.4	11 829	12 538	6.0
Other sources	177	150	–15.3	1 272	1 099	–13.6
Total own-source revenue excluding government enterprises	3 676	4 193	14.1	32 193	33 864	5.2
Revenue from government enterprises	434	358	–17.5	2 594	2 473	–4.7
Total own-source revenue	4 110	4 551	10.7	34 787	36 337	4.5
Federal transfers
Equalization	774	793	2.5	6 191	6 347	2.5
Health transfers(1)	405	427	5.4	3 225	3 459	7.3
Transfers for post-secondary education and other social programs	132	130	–1.5	1 058	1 064	0.6
Other programs	83	108	30.1	651	666	2.3
Total federal transfers	1 394	1 458	4.6	11 125	11 536	3.7
TOTAL	5 504	6 009	9.2	45 912	47 873	4.3
(1)

Amounts of $430 million and $389 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 5.9% instead of 7.3%.

General fund expenditure
(millions of dollars)	(Unaudited data)
	November				April to November
Expenditure by mission	2014	(1)	2015	Change (%)	2014-2015	(1)	2015-2016	Change (%)
Program spending
Health and Social Services	2 334		2 513	7.7	20 702		21 249	2.6
Education and Culture	1 555		1 571	1.0	10 851		10 930	0.7
Economy and Environment	489		429	–12.3	3 457		3 158	–8.6
Support for individuals and families	474		469	–1.1	4 239		4 149	–2.1
Administration and Justice	273		309	13.2	2 616		2 568	–1.8
Total program spending	5 125		5 291	3.2	41 865		42 054	0.5
Debt service	661		636	–3.8	5 460		5 303	–2.9
TOTAL	5 786		5 927	2.4	47 325		47 357	0.1
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)				(Unaudited data)
	November 2015
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	1 221	118	30	500	1 958	—	3 827	–1 962	1 865
Expenditure
Expenditure	–793	—	–30	–500	–1 844	–3	–3 170	1 876	–1 294
Debt service	–178	—	—	—	–65	—	–243	86	–157
Total	–971	—	–30	–500	–1 909	–3	–3 413	1 962	–1 451
RESULTS	250	118	—	—	49	–3	414	—	414
	April to November 2015
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	9 472	862	451	4 077	15 469	—	30 331	–16 859	13 472
Expenditure
Expenditure	–7 157	—	–451	–4 077	–14 549	–13	–26 247	16 162	–10 085
Debt service	–1 428	—	—	—	–542	—	–1 970	697	–1 273
Total	–8 585	—	–451	–4 077	–15 091	–13	–28 217	16 859	–11 358
RESULTS	887	862	—	—	378	–13	2 114	—	2 114
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at December 31, 2015, will be published on March 18, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.